                                                                    EXHIBIT 99.1


                                  Contact:   Arthur Newman
                                             Chief Financial Officer
                                             (615) 301-3178
                                             ir@healthstream.com

                                             Media
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             (615) 301-3237
                                             mollie.condra@healthstream.com


               HEALTHSTREAM ANNOUNCES SECOND QUARTER 2005 RESULTS

HIGHLIGHTS:

     o Revenues of $6.8 million in the second quarter of 2005, up 45% over the second quarter of 2004, or an increase of 19%, excluding $1.2 million resulting from the acquisition of DMR on March 28, 2005.

     o Net income of $23,000 in the second quarter of 2005, compared to a net loss of $529,000 in the second quarter of 2004

     o EBITDA earnings of $739,000 in the second quarter of 2005, compared to a loss of $69,000 in the second quarter of 2004

     o 1,113,000 healthcare professional subscribers fully implemented on our Internet-based learning network at June 30, 2005, up from 864,000 at June 30, 2004, a 29% increase

     o 99% renewal rate in the second quarter of 2005 for HealthStream Learning Center, based on number of subscribers

     o Fifth Annual eLearning Summit held with over 500 healthcare education management attendees


NASHVILLE, TENN. (JULY 26, 2005)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2005.

FINANCIAL RESULTS:

SECOND QUARTER 2005 COMPARED TO SECOND QUARTER 2004

Revenues for the second quarter of 2005 increased by $2.1 million, or 45 percent, to $6.8 million, compared to $4.7 million for the second quarter of 2004. Revenue increases of $1.2 million resulted from the March 28, 2005 acquisition of Data Management and Research, Inc. ("DMR"). Our HealthStream Learning Center(TM) subscriber base also grew by $590,000, or 25 percent, while content subscription revenues increased by $270,000. These revenue increases were partially offset by lower maintenance fees related to our installed learning management products of approximately $100,000. Revenues from our pharmaceutical and medical device business increased modestly compared to the prior year quarter, however the mix of revenues changed. Revenues from live events and online content subscriptions increased, but were partially offset by declines in online development, clinicals, and study guide activities.

While the dollar amount of revenues derived from our Internet-based subscription products increased, the percentage of total revenues for the second quarter of 2005 approximated 59 percent, down from 65 percent during the same quarter in 2004. This percentage decrease resulted from the addition of DMR's revenues, which are not included within our Internet-based subscription product offering.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved to 64 percent for the second quarter of 2005 from approximately 63 percent for the second quarter of 2004. This improvement is primarily a result of the increased revenues from both the HealthStream Learning Center(TM) and DMR, and was partially offset by increased royalties paid by us associated with content subscription revenues.

Net income for the second quarter of 2005 was $23,000, or $0.00 per share, compared to a net loss of $529,000, or ($0.03) per share, for the second quarter of 2004. The improvement over 2004 primarily resulted from increased revenues and related gross margin from both our historic business and from the DMR acquisition. This improvement was partially offset by an increase in marketing spending associated with our eLearning Summit, held in April of 2005, as well as increased personnel, depreciation, and amortization expenses associated with the acquisition of DMR. Spending on the eLearning Summit during the second quarter of 2005 approximated $350,000.

EBITDA (which we define as earnings or loss before interest, taxes, depreciation, and amortization) improved to earnings of $739,000 for the second quarter of 2005, compared to a loss of $69,000 for the second quarter of 2004. This improvement is consistent with the factors mentioned above.

OTHER FINANCIAL INDICATORS

At June 30, 2005, the Company had cash, investments, and related interest receivable of $8.4 million, compared to $8.1 million at March 31, 2005. Capital expenditures and content purchases for the second quarter were $0.4 million. Days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) decreased to 54 days for the second quarter of 2005 from approximately 66 days for the first quarter of 2005. This improvement resulted from stronger collections and the inclusion of DMR revenue for the full quarter.


HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE

Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

At June 30, 2005, approximately 1,113,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 864,000 at June 30, 2004, a 29 percent increase. The total number of contracted subscribers at June 30, 2005 was approximately 1,222,000, up from 997,000 at June 30, 2004, a 23 percent increase. "Contracted subscribers" include both those already implemented (1,113,000) and those in the process of implementation (109,000).

The volume of our HealthStream Learning Center customers' accounts up for renewal during the second quarter continued to increase over historical levels. We measure our renewal rates by the number of full time equivalents (FTEs) renewed and by the annual contract value renewed. For the quarter ended June 30, 2005, over 99 percent of FTEs renewed, and the annual contract value renewal rate was 105 percent, reflecting growth in both volume and pricing for our renewal accounts. The increased volume of renewal activity will continue during the third quarter of 2005 and the remainder of the year. In addition, we are actively pursuing an extension of our relationship with HCA since the current agreement is up for renewal at the end of September 2005.

Since the acquisition of DMR on March 28, 2005, the quality and satisfaction survey and data analyses business has continued to grow. Second quarter revenues reflect growth over the comparable quarter in the prior year of more than $300,000, resulting from both new accounts and renewals of existing business relationships. This business has experienced seasonal fluctuations based on client participation, with the fourth calendar quarter comprising approximately 30 percent of annual revenues. We have initiated cross-selling opportunities and are working to integrate operations.

In support of online learning in healthcare organizations, HealthStream held its fifth Annual eLearning Summit for its existing and prospective customers on April 25 - 28, 2005. Attended by a record 540 participants, representing 42 states, the Summit offered insight from thought leaders in healthcare education, provided updates on industry trends, and provided a forum for participants to exchange ideas with their peers. Sessions were held with key accounts, while HealthStream's senior relationship mangers held customer meetings throughout the event. Seventeen prospective customers joined the Summit participants at this unique gathering of healthcare educators--the largest of its kind in the healthcare industry.


PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE

HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

At June 30, 2005, medical device companies have contracted to train hospital-based healthcare professionals on 38 devices, up from 33 devices at March 31, 2005, representing year-to-date contract value of $200,000. HospitalDirect is our innovative software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform.

Our association business continues to grow. Commercially supported by 45 pharmaceutical and medical device company customers, HealthStream offered 69 continuing education programs for OR nurses at the Association of periOperative Registered Nurses (AORN) Congress, held April 3-7, 2005 in New Orleans, Louisiana. Total registrations for the continuing education programs numbered approximately 35,000, with approximately one-third occurring online.


FINANCIAL EXPECTATIONS

Revenues for the third quarter of 2005 are expected to approximate $7.1 to $7.3 million, an increase of approximately $2.0 to $2.2 million over the same quarter in the prior year, with growth split between the DMR acquisition and growth from our historical hospital-based business and, to a lesser degree, modest increases in our pharmaceutical and medical device business.

We anticipate somewhat lower gross margins for the third quarter as a result of changes in revenue mix. Product development and sales expenses are expected to increase, while marketing expenses are expected to decline from levels experienced during the second quarter as a result of the eLearning Summit. We expect to achieve a modest improvement in both net income and EBITDA during the third quarter of 2005, compared to the second quarter of 2005.

Our guidance for the full-year 2005 remains unchanged, with revenue growth approximating 35 to 40 percent, including the impact of DMR, and net income of approximately $400,000 to $600,000.

Commenting on second quarter results, Robert A. Frist, Jr., chief executive officer, said, "HealthStream's results mark our third consecutive profitable quarter and a 45 percent growth in revenues over the same quarter last year. Contributing to this growth, DMR performed well--as expected--in their first full quarter with HealthStream. We are pleased to see that our performance is gaining increased attention by the financial community, as demonstrated by Avondale Partners' decision to initiate research coverage of HealthStream and by our inclusion in the new Russell Microcap(TM) Index. We believe both of these developments will increase investor awareness of the Company, helping to broaden our shareholder base."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, senior vice president and chief financial officer, Susan Brownie, senior vice president of finance and human resources, and Mollie Condra, director of communications and investor relations will be held on Wednesday, July 27 at 9:00 a.m. (EST). To listen to the conference, please dial 888-695-0609 (passcode #7403837) if you are calling within the domestic U.S. If you are an international caller, please dial 719-457-2660 (passcode #7403837). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #7403837) for domestic callers and 719-457-0820 (passcode #7403837) for international callers.

ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,222,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
                                                             ------------------------------     -------------------------------
                                                                  2005             2004              2005              2004
                                                             -------------    -------------     -------------     -------------
Revenues                                                     $       6,806    $       4,691     $      12,489     $       9,599

Operating expenses:
   Cost of revenues                                                  2,460            1,751             4,495             3,641
   Product development                                                 743              634             1,380             1,281
   Sales and marketing                                               1,601            1,205             2,792             2,361
   Depreciation and amortization                                       760              505             1,378               992
   Other general and administrative                                  1,287            1,170             2,443             2,366
                                                             -------------    -------------     -------------     -------------
      Total operating expenses                                       6,851            5,265            12,488            10,641
                                                             -------------    -------------     -------------     -------------

Operating income (loss)                                                (45)            (574)                1            (1,042)
   Other income, net                                                    68               45               166                94
                                                             -------------     -------------     ------------     -------------
Net income (loss)                                            $          23    $        (529)    $         167     $        (948)
                                                             =============    =============     =============     =============

Net income (loss) per share:
Net income (loss) per share, basic                           $        0.00    $       (0.03)    $        0.01     $       (0.05)
                                                             =============    =============     =============     =============
Net income (loss) per share, diluted                         $        0.00    $       (0.03)    $        0.01     $       (0.05)
                                                             =============    =============     =============     =============

Weighted average shares outstanding:
Basic                                                               21,035           20,581            20,860            20,514
                                                             =============    =============     =============     =============
Diluted                                                             22,045           20,581            21,756            20,514
                                                             =============    =============     =============     =============

                                 (IN THOUSANDS)


INCOME (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION OR
EBITDA(1):

                                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                        JUNE 30,                           JUNE 30,
                                                             -----------------------------      ------------------------------
                                                                  2005             2004              2005              2004
                                                             ------------     ------------      ------------      ------------
Net income (loss)                                            $         23     $       (529)     $        167      $       (948)
Interest income                                                       (62)             (48)             (168)             (103)
Interest expense                                                        4                3                 8                 7
Income taxes                                                           14               --                29                --
Depreciation and amortization                                         760              505             1,378               992
                                                             ------------     ------------      ------------      ------------
Income (loss) before interest, taxes, depreciation and
    amortization                                             $        739     $        (69)     $      1,414      $        (52)
                                                             ============     ============      ============      ============

(1) In order to better assess the Company's financial results, management believes that income (loss) before interest, taxes, depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income (loss) adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         JUNE 30,         DECEMBER 31,
                                                                                           2005             2004(1)
                                                                                       -------------     -------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable                      $       8,374     $      16,492
     Accounts and unbilled receivables, net (2)                                                4,813             4,588
     Prepaid and other current assets                                                          1,687             1,393
                                                                                       -------------     -------------
          Total current assets                                                                14,874            22,473

Property and equipment, net                                                                    2,493             2,319
Goodwill and intangible assets, net                                                           13,822             3,473
Other assets                                                                                     330               292
                                                                                       -------------     -------------
          Total assets                                                                 $      31,519     $      28,557
                                                                                       =============     =============


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                                   $       3,218     $       2,786
     Deferred revenue                                                                          4,085             3,988
     Current portion of long-term liabilities                                                    124                24
                                                                                       -------------     -------------
          Total current liabilities                                                            7,427             6,798

Long-term liabilities, net of current portion                                                    214                30
                                                                                       -------------     -------------
          Total liabilities                                                                    7,641             6,828

Shareholders' equity:
     Common stock                                                                             93,624            91,642
     Accumulated deficit                                                                     (69,746)          (69,913)
                                                                                       -------------     -------------
          Total shareholders' equity                                                          23,878            21,729
                                                                                       -------------     -------------

          Total liabilities and shareholders' equity                                   $      31,519     $      28,557
                                                                                       =============     =============

(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2004.

(2) Includes unbilled receivables of $790 and $597 and other receivables of $6 and $20 at June 30, 2005 and December 31, 2004, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2005 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other matters referenced in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.


                                     # # # #